Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our firm under the caption “Experts” and to the inclusion of our report dated March 23, 2007 (except for Notes 2 and 6 as to which the date is June 15, 2007) on our audits of the consolidated financial statements of Clean Diesel Technologies, Inc. as of December 31, 2006 and 2005 and for each of the years in the three-year period ended December 31, 2006 which is included in Amendment No. 1 to Form S-1, the Registration Statement and related prospectus of Clean Diesel Technologies, Inc.

/s/ Eisner LLP

New York, New York
October 3, 2007